Exhibit 99.1

IT Tech Packaging, Inc. Announces Reverse Stock Split

BAODING, China, November 11, 2026 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, announced today that its Board of Directors has approved a reverse stock split of its common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-40 (the “Reverse Stock Split”). The Reverse Stock Split is expected to become effective on November 20, 2026 (the “Effective Date”), and the shares are expected to begin trading on a split-adjusted basis on the NYSE American under the Company’s existing trading symbol “ITP” on November 23, 2026, subject to NYSE American’s approval.

Under Nevada Revised Statutes (“NRS”) Section 78.207, the Company may decrease its authorized shares of Common Stock and correspondingly decrease its number of issued and outstanding shares of Common Stock by resolution adopted by the Board of Directors, without obtaining the approval of the stockholders. The Reverse Stock Split will be effected by the Company filing a Certificate of Change (the “Certificate”) pursuant to NRS Section 78.209 with the Secretary of State of the State of Nevada, to be effective as of the Effective Date. As a result of the Certificate, the number of shares of the Company’s authorized Common Stock will be reduced from 50,000,000 shares to 1,250,000 shares, and the number of issued and outstanding shares of Common Stock will be correspondingly decreased from approximately 19,965,420 shares to approximately 499,136 shares, subject to adjustment for the rounding up of fractional shares.

On the Effective Date, the total number of shares of Common Stock held by each stockholder of the Company will be converted automatically into the number of shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 40, with such resulting number of shares rounded up to the nearest whole share. The Company will issue one whole share of post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split. As a result, no fractional shares will be issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split.

The Reverse Stock Split has no effect on the par value of the Common Stock. Immediately after the Reverse Stock Split, each stockholder’s percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor changes and adjustments that will result from the treatment of fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Stock Split.

The Reverse Stock Split is primarily being effected to regain compliance with certain NYSE American continued listing standards related to the low price per share of the Company’s Common Stock.

Stockholders who are holding their shares in electronic form at brokerage firms do not need to take any action, as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts. Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent and registrar, Empire Stock Transfer. Empire Stock Transfer will issue a new stock certificate reflecting the Reverse Stock Split to each requesting stockholder.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Forward-looking Statement

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

For more information, please contact:

At the Company

Email: ir@itpackaging.cn

Tel: +86 312 8698215